John J. Ferriola To Be Named Nucor CEO Effective January 1, 2013, Daniel R. DiMicco Continues As Executive Chairman

CHARLOTTE, N.C., Nov. 16, 2012 /PRNewswire/ -- Daniel R. DiMicco, who in more than 12 years as Chief Executive Officer led Nucor Corporation (NYSE: NUE) through one of its most explosive and profitable growth periods and an industry-leading total shareholder return of 463.9%, announced today that he is passing this privilege and responsibility on to current President and Chief Operating Officer, John J. Ferriola. Ferriola will follow DiMicco as CEO effective January 1, 2013.

DiMicco, 62, who served as Nucor's CEO longer than anyone since founder Ken Iverson, took over as Nucor's leader in September 2000, near the start of an economic slump that radically restructured the steel industry in the United States and abroad. DiMicco will remain with Nucor as Executive Chairman.

Peter C. Browning, Nucor's lead independent director, said, "Dan DiMicco has been one of the nation's outstanding CEOs. I believe one of his most remarkable and lasting achievements was his ability to retain and strengthen Nucor's unique culture, even as Nucor's strategy evolved. One of the first things he did as CEO was to visit every Nucor division to talk with Nucor teammates nationwide. While sales rose nearly five-fold and the number of divisions jumped, Dan kept every teammate focused on the Nucor core principles of Safety, Teamwork, Integrity, Personal Responsibility, Performance, Continual Improvement and Profitability."

John Ferriola has stepped repeatedly into roles of increasing responsibility as part of Nucor's succession planning. An electrical engineer by training, Ferriola began his career with Bethlehem Steel Corporation in 1974. He joined Nucor in 1992 as manager of maintenance and engineering at the Jewett, Texas bar mill.

Through his first decade with the company, Ferriola served as general manager at three divisions: Vulcraft Texas in Grapeland, the bar mill in Norfolk, Nebraska, and the sheet mill in Crawfordsville, Indiana. He was named Executive Vice President in 2002, then Chief Operating Officer of Steelmaking Operations in 2007. In January 2011, the Board of Directors appointed him Nucor's President and Chief Operating Officer and elected him to the Board.

"I am honored to be given the opportunity to lead the tremendous team we've assembled," Ferriola said. "We have many challenges in front of us, as we continue to work safely and take care of our customers. I am extremely excited about the impressive work being done by our team to significantly grow Nucor's earnings platform well into the future."

"This announcement reflects the thoughtful, planned transition of leadership at Nucor," Browning said. "John's appointment as President in 2011 provided the opportunity for John and Dan to work together even more closely the past two years, laying the groundwork for a seamless change in leadership."

DiMicco said, "Nucor couldn't be in better hands. I'm very confident in the ability of John and the rest of our management team to take on our current and future challenges and to lead the company's continual growth in the coming years. For the Board and me, it has been absolutely critical for the next Nucor CEO to come from within, and nothing brings me greater satisfaction than for John to be CEO going forward.

"As Executive Chairman, I look forward to continuing to work with and provide strong support to the executive team led by John in the areas of corporate growth, strategic succession planning and Nucor's efforts to promote a strong, vibrant manufacturing base."

Under DiMicco, Nucor developed a five-point growth plan designed to strengthen and diversify Nucor's earnings power in both the peaks and troughs of the steel industry's business cycle. From September 2000 through the end of 2011, Nucor's total return to shareholders was 463.9%, dwarfing the returns of both the Standard & Poor's 500 Index (4.3%) and the S&P Steel Industry Group Index (173.9%).

In 2005, BusinessWeek magazine ranked Nucor the nation's No. 1 company, based on sales growth and return on investment. In the coming years, Nucor and Dan DiMicco made three additional appearances on the BusinessWeek 50 list. Harvard Business Review included DiMicco in its 2010 top 100 list of The Best Performing CEOs in the World, and in 2011, he was named to Industry Week magazine's Manufacturing Hall of Fame.

As always, DiMicco would be the first to tell you these are all Nucor team awards and not possible without their continued successes and support.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include carbon and alloy steel – in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208